Exhibit 5.1

April 27, 2007

Board of Directors

Liberty Renewable Fuels

3508 E. M-21

Corunna, Michigan 48817

Re:	Registration Statement on Form S-1 for the registration of 20,000 Class A Membership Units in Liberty Renewable Fuels LLC

Ladies and Gentlemen:

We have acted as counsel to Liberty Renewable Fuels LLC, a Delaware limited liability company (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the sale of an aggregate of 20,000 Class A Membership Units (the “Units”) of the Company.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, by such parties, and the execution and delivery by such parties of such documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We have examined and are familiar with originals or copies of all such documents, corporate records, certificates of officers of the Company and public officials, and other instruments as we have deemed necessary to express the opinions hereinafter set forth. In expressing our opinions herein, we express no opinion as to compliance with federal and state securities laws.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Units have been duly authorized and, when the Registration Statement relating to the Units has become effective under the Act and the Units have been issued, sold and delivered as described in the Registration Statement, the Units will be

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April 27, 2007

legally issued and constitute fully paid and nonassessable Class A Membership Units of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, the general rules and regulations of the Commission promulgated thereunder or any similar provision of any state securities laws or regulations.

Very truly yours,

/s/ Jackson Walker L.L.P.